Cane & Company, LLC

Michael A. Cane*           Stephen F.X. O'Neill****     Gary R. Henrie+
Leslie L. Kapusianyk**     Michael H. Taylor***         Christine S. Beaman

2300  West Sahara  Avenue,
Suite 500, Box 18
Las Vegas, NV   89102

Telephone:  (702) 312-6255
Facsimile:  (702) 944-7100
Email:  mht@stockslaw.com



November 12, 2002

Muller  Media,  Inc.
11  E.  47th  Street
New  York,  NY  10017

Attention:  Mr.  John  Adams
----------------------------

Dear  Sirs:

Re:     Muller Media, Inc. (the "Company")
         -  Form S-8 Registration Statement

We have acted as Nevada legal counsel to the Company in connection with the consulting agreement entered into between the Company and its consultant Dan Rubin (the "Consultant Agreement"). The Consultant Agreement contemplates the issuance of 500,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), in consideration for the agreement of the Consultant to provide the services to the Company in accordance with the Consultant Agreement.

In our capacity as Nevada legal counsel, we have reviewed the following documents:

1.     Articles  of  Incorporation  and  Bylaws  of  the  Company;

2.     Consultant  Agreement;

3. Forms of Written Consent to Action Without Meeting of the Directors of the Company pursuant to which the Board of Directors of the Company (a) approved the Consultant Agreement; and (b) authorized the issuance of shares of the Company's Common Stock in accordance with the terms of the Consultant Agreement;

Based upon the foregoing and upon an examination of such questions of Nevada law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion, the Common Stock issuable upon by the Company pursuant to the Consultant



    *Licensed Nevada, California, Washington and Hawaii State Bars; ** British
                               Columbia Bar only;
  *** Nevada and British Columbia Bars; ****Washington and British Columbia
                       Bars; +Utah Bar only; ++ California Bar only

The Board of Directors
MULLER  MEDIA,  INC.
November  12,  2002
Page  2  of  3
--------------------------------------------------------------------------------

Agreement will be validly issued, fully paid, and non-assessable upon issuance in accordance with the terms and conditions of the Consultant Agreement.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

A. The foregoing opinion is limited to the laws of the State of Nevada presently in effect.

B. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

C. We have assumed that the written consents to action without meeting of the directors referenced in this letter have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue the Common Stock pursuant to the Consultant Agreement.

D. We have assumed that at the time the Company is or becomes obligated to issue any Common Stock pursuant to the Consultant Agreement, the Company will have adequate authorized and unissued Common Stock to fulfill such obligations.

E. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We understand that you wish to file this opinion as an Exhibit to the Registration Statement on Form S-8 filed by the Company and covering the Common Stock issuable pursuant to the Consultant Agreement and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in

The Board of Directors
MULLER  MEDIA,  INC.
November  12,  2002
Page  3 of 3
--------------------------------------------------------------------------------


the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

Yours truly,



/s/ CANE O'NEILL TAYLOR, LLC

CANE O'NEILL TAYLOR, LLC